Exhibit 99.1

P R E S S R E L E A S E
Contact: Investor Relations 804.289.9709	BRINK’S CORPORATE The Brink’s Company 1801 Bayberry Court Richmond, VA 23226-8100 USA
Brink’s Announces Amendment and Extension of its Credit Agreement in Preparation for NCR Atleos Acquisition

RICHMOND, Va., April 6, 2026 – On March 31, 2026, The Brink’s Company (NYSE:BCO) (“Brink’s”), a leading global provider of cash and valuables management, digital retail solutions and ATM managed services, completed an amendment and extension of its existing credit facility (the “amended and restated credit agreement”).

The amended and restated credit agreement increases the size of the existing credit facility from $2.225 billion to $3.85 billion. The increase is structured as a $1.025 billion delayed draw term loan and a $600 million increased revolving credit commitment, and the proceeds are intended to be used to fund part of the cash consideration for Brink’s potential acquisition of NCR Atleos Corporation (“NCR Atleos”), refinance indebtedness of NCR Atleos, and fund general corporate purposes. The amended and restated credit agreement will mature on March 31, 2031. Pricing is expected to remain at Term SOFR + 150 basis points through the consummation of Brink’s proposed acquisition of NCR Atleos, subject to Brink’s consolidated net leverage ratio in accordance with the terms of the amended and restated credit agreement. The acquisition remains subject to customary closing conditions, including regulatory approval and shareholder approvals from both companies.

“We’re excited by the strong interest from our expanded bank group and the significant oversubscription,” said Brink’s Executive Vice President and Chief Financial Officer, Kurt McMaken. “Increasing the size of our existing credit facility, while maintaining current pricing and enhancing certain terms and conditions, reflects our financial partners’ continued confidence in our outlook as we work toward completing the NCR Atleos acquisition. With this important financing milestone secured, we intend to continue to move methodically through the remaining steps needed to close the acquisition”

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a leading global provider of cash and valuables management, digital retail solutions, and ATM managed services. Our customers include financial institutions, retailers, government agencies, mints, jewelers, and other commercial operations. Our network of operations in 51 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “assume,” “could,” “estimate,” “expect,” “target,” “possible,” “project,” “predict,” “intend,” “plan,” “believe,” “potential,” “may,” “should”, “will” and similar expressions are based on current expectations and assumptions and are subject to risks, uncertainties and contingencies, many of which are beyond our control and difficult to predict or quantify, and which could cause actual results to differ materially from those that are anticipated.

Factors that could cause actual results to differ include, but are not limited to: Brink’s ability to consummate the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger, by and among Brink’s, NCR Atleos, Novus Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Brink’s, and Novus Merger Sub II, LLC, a Maryland limited liability company and wholly owned subsidiary of Brink’s (the “Merger Agreement”); the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; Brink’s ability to finance the Transactions; Brink’s indebtedness, including the substantial indebtedness Brink’s will incur in connection with the Transactions and the need to generate sufficient cash flows to service and repay such debt; failure to consummate any anticipated repayment of the combined company’s indebtedness or make any returns to shareholders in the expected timeframe or at all; failure to obtain applicable regulatory or shareholder approvals in a timely manner or otherwise; failure to satisfy any other conditions to closing of the Transactions; failure to realize the anticipated benefits and synergies of the Transactions in the expected timeframe or at all, including as a result of a delay in consummating the Transactions; the success of integration plans and the time required to successfully integrate NCR Atleos’ operations with those of Brink’s; the focus of management’s time and attention on the Transactions and other potential disruptions arising from the Transactions; the effects of the announcement of the Transactions on Brink’s or NCR Atleos’ businesses; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with banks, employees, customers or suppliers) may be greater than expected following the public announcement of the Transactions; Brink’s or NCR Atleos’ ability to retain certain key employees following the public announcement of the Transactions; the potential for litigation related to the Transactions; Brink’s or NCR Atleos’ ability to obtain certain third party or governmental regulatory consents, approvals or clearances; potential undisclosed liabilities of NCR Atleos not identified during the due diligence process; the impact of the Transactions on the market price of Brink’s or NCR Atleos’ common stock and/or operating results; and general economic conditions that are less favorable than expected.

Additional information concerning other risk factors is also contained in Part I, Item 1A “Risk Factors” of (i) Brink’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2026, and (ii) NCR Atleos’ Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026, and, in each case, in subsequent filings with the SEC.

The forward-looking information included in this release is representative only as of the date of this release and Brink’s and NCR Atleos undertake no obligation to update, revise or clarify any information contained in this release or forward-looking statements that may be made from time to time on either of their behalf, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

In connection with the Transactions, Brink’s will file with the SEC a registration statement on Form S-4, which will include (i) a preliminary joint proxy statement of both companies, the definitive version of which will separately be sent or provided to Brink’s shareholders and NCR Atleos’ stockholders, and (ii) a prospectus of Brink’s relating to the offer of Brink’s securities to be issued to NCR Atleos’ stockholders in connection with the completion of the Transactions. Brink’s and NCR Atleos may also file other documents with the SEC regarding the Transactions. This release is not a substitute for the Registration Statement, the preliminary proxy statement/prospectus or any other document which Brink’s or NCR Atleos may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND RELATED MATTERS.

Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus (when it is available) and other documents that are filed with the SEC or will be filed with the SEC by Brink’s or NCR Atleos

(when they become available) through the website maintained by the SEC at http://www.sec.gov or from Brink’s at its website, https://us.brinks.com/ or from NCR Atleos at its website, https://investor.ncratleos.com/.
Participants in the Solicitation

Brink’s, NCR Atleos, and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Brink’s or the stockholders of NCR Atleos in connection with the Transactions under the rules of the SEC. Information about the interests of the directors and executive officers of Brink’s and NCR Atleos and other persons who may be deemed to be participants in the solicitation of shareholders of Brink’s or the stockholders of NCR Atleos in connection with the Transactions and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the preliminary proxy statement/prospectus related to the Transactions, which will be filed with the SEC. Additional information (i) about Brink’s, the directors and executive officers of Brink’s and their ownership of Brink’s common stock can also be found in its Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on February 26, 2026, and its definitive proxy statement, as filed with the SEC on March 20, 2026, and other documents subsequently filed by Brink’s with the SEC and (ii) about NCR Atleos, the directors and executive officers of NCR Atleos and their ownership of NCR Atleos Common Stock can also be found in its Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on February 27, 2026, and its definitive proxy statement, as filed with the SEC on April 4, 2025, and other documents subsequently filed by NCR Atleos with the SEC. Free copies of these documents may be obtained as described above. To the extent holdings of Brink’s or NCR Atleos’ securities by its directors or executive officers have changed since the amounts set forth in such documents, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the preliminary proxy statement/prospectus relating to the Transactions when it is filed with the SEC.

No Offer or Solicitation

This release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities or the solicitation of any vote or approval with respect to the Transactions. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

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